EXHIBIT 99.1

Ceres Announces Fiscal Third Quarter 2013 Financial Results

•	Calculated ethanol yields reached a peak of more than 3,600 liters per hectare.

•	Ceres hybrids out-performed competitors for second straight year.

•	Sweet sorghum yields were 50% higher year over year, but with greater variability than expected.

THOUSAND OAKS, Calif. – July 11, 2013 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the quarter ended May 31, 2013 and provided an update on its business in Brazil, its largest immediate commercial opportunity.

The company reported that its mill customers in Brazil have made continued progress in crop performance this season, which concluded in May. For mills that reported results, yields of sugars that can be fermented into ethanol were approximately 50% higher on average across mill locations than the previous season primarily as a result of product improvements related to biomass quality and productivity, better crop management and favorable growing conditions at most planting locations. Yields from location to location, however, showed greater variability than expected. Ceres sweet sorghum hybrids were developed to complement existing sugarcane feedstock supplies and extend the ethanol production season in Brazil.

“We have clearly demonstrated that economically compelling yields can be achieved with our products,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “While further optimizations and additional hybrids are needed to consistently achieve high yields across wide-area plantings, we believe that we are well positioned to take a leading role in the ongoing development of the sweet sorghum market in Brazil.”

Due in part to the variability of this season’s yields, the company anticipates that many of its mill customers will repeat smaller scale commercial plantings before committing to broad, large-scale adoption. “As a result, we expect total sweet sorghum seed sales next season to grow more modestly than originally anticipated,” said Hamilton.

Ceres Chief Financial Officer Paul Kuc noted that the company continues to prioritize investments in its sorghum pipeline and its opportunity in Brazil, while closely monitoring its working capital levels. “As we move forward, we intend to maintain the strength of our balance sheet with these priorities in mind,” he said.

THIRD QUARTER BUSINESS HIGHLIGHTS

•	Based on customer reports, Ceres’ portfolio of sweet sorghum hybrids has outyielded competing products this season at multiple locations where side-by-side comparisons were available.

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For mills that reported results, ethanol yields from Ceres products ranged from approximately 450 to 3,600 liters per hectare, according to customer and company calculations. Mills representing the top 20% of yields, and which generally followed established crop management practices, achieved average yields ranging from 2,100 to 3,300 liters per hectare. Lower yields were primarily due to deviations from recommended crop management practices, weather-related delays during planting and disease infection late in the growing season. Yield results were available from approximately two-thirds of the mills that planted Ceres’ hybrids; remaining mills reported incomplete results, did not complete the evaluation or chose not to report results.

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Ceres has completed field trials required to register more than 10 new sweet sorghum hybrids with the Brazilian government. The company plans to begin commercial evaluations of the first of these products during the upcoming 2013-2014 growing season.

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The company plans to evaluate hundreds of pre-commercial and experimental hybrids in Brazil next season, with dozens included in field evaluations at multiple locations. These cultivars have demonstrated higher yields, better adaptation to certain environmental conditions and other performance improvements over existing products in initial field evaluations.

THIRD QUARTER FINANCIAL RESULTS

Total revenues for the quarter ended May 31, 2013 were $1.4 million compared to $1.1 million for the same period last year. The increase was due to higher product sales of $0.4 million, which consisted primarily of biomass sales as well as recognition of deferred revenue related to certain sales incentive and promotional programs during the 2012-2013 growing season in Brazil. The increase was partially offset by reduced billings of $0.1 million under the company’s various grants and collaborations.

Cost of product sales was $2.1 million for quarter ended May 31, 2013 compared to $0.6 million for the same period last year. The increase was due to expenses of $1.0 million for crop management services performed under the company’s sales incentive and promotional programs in Brazil, and $0.5 million for obsolete seed inventory relating to the company’s sweet sorghum products.

Research and development expenses decreased by $1.2 million to $4.1 million for the quarter ended May 31, 2013 from $5.3 million for the same period last year. The decrease was primarily due to reduced personnel and related expenses as well as reduced external R&D expenses.

Selling, general and administrative expenses were $4.5 million for the quarter ended May 31, 2013 compared to $3.3 million for the same period last year. The increase was primarily due to higher expenses related to expanded business operations and market development support in Brazil, which was partially offset by reduced patent, legal and professional fees in the U.S.

For the quarter ended May 31, 2013, Ceres reported a net loss of $9.3 million, or $0.38 per share, compared to a net loss of $8.4 million, or $0.34 per share, for the quarter ended May 31, 2012.

At May 31, 2013, cash and cash equivalents and marketable securities totaled $37.4 million.

CONFERENCE CALL AND WEBCAST INFORMATION

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss third quarter results. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

UPCOMING EVENTS

Ceres is scheduled to present at the Jefferies Global Industrials Conference on August 12, 2013 in New York City as well as at the Advanced Biofuels Leadership Conference to be held October 9 to 11, 2013 in San Francisco, Calif. The company’s slide presentations will be posted on the investor events page of the company’s website, www.ceres.net.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CONTACT:

Ceres, Inc.

Gary Koppenjan

Investors (805) 375-7801

ir@ceres.net

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CERES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Revenues:
Product sales	$389	$42	$462	$429
Collaborative research and government grants	966	1,106	3,884	3,778

Total revenues	1,355	1,148	4,346	4,207

Cost and operating expenses:
Cost of product sales	2,134	627	5,114	1,876
Research and development	4,074	5,255	12,784	15,522
Selling, general and administrative	4,464	3,344	11,700	8,962

Total cost and operating expenses	10,672	9,226	29,598	26,360

Loss from operations	(9,317)	(8,078)	(25,252)	(22,153)
Interest expense	(34)	(341)	(35)	(559)
Interest income	28	3	106	9
Other income (expense)	—	—	—	(84)

Loss before income taxes	(9,323)	(8,416)	(25,181)	(22,787)
Income tax benefit (expense)	—	—	(1)	(1)

Net loss	$(9,323)	$(8,416)	$(25,182)	$(22,788)

Basic and diluted net loss per share attributable to common stockholders	$(0.38)	$(0.34)	$(1.02)	$(2.33)
Basic and diluted weighted average outstanding common shares used for net loss per share	24,801,705	24,423,042	24,765,664	9,787,652

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	May 31,	August 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$18,821	$21,069
Marketable securities	18,554	33,565
Prepaid expenses	1,027	1,050
Accounts receivable	848	765
Inventories	352	841
Other current assets	232	278

Total current assets	39,834	57,568
Property and equipment, net	4,915	5,756
Marketable securities	—	5,720
Other assets	108	203

Total assets	$44,857	$69,247

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,899	$5,476
Other current liabilities	26	732
Current portion of long-term debt	84	134

Total current liabilities	5,009	6,342
Other non-current liabilities	97	88
Long-term debt, net of current portion	130	256

Total liabilities	5,236	6,686

Commitments and contingencies
Stockholders’ equity:

Common stock and additional paid in capital, $0.01 par value; 490,000,000 shares authorized; 24,800,624 shares issued and outstanding at May 31, 2013; 24,549,029 shares issued and outstanding at August 31, 2012	307,448	304,917

Accumulated other comprehensive loss	(572)	(283)
Accumulated deficit	(267,255)	(242,073)

Total stockholders’ equity	39,621	62,561

Total liabilities and stockholders’ equity	$44,857	$69,247